Exhibit 99.1


      Build-A-Bear Workshop, Inc. Names Joan E. Ryan to Board Of Directors

    ST. LOUIS--(BUSINESS WIRE)--Feb. 28, 2006--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive, entertainment retailer of customized stuffed animals, today announced that Joan Ryan, who recently retired as senior vice president of Walt Disney Theme Parks and Resorts, has been elected to the Company's board of directors, effective immediately.
    Ryan's election brings the number of directors on the Build-A-Bear Workshop board to nine, seven of whom, including Ryan, are deemed independent by the Board under New York Stock Exchange rules and other applicable regulations. Ryan will serve on the board's audit committee and nominating and corporate governance committee.
    "We are thrilled to have Joan join our Board of Directors," said Build-A-Bear Workshop Chairman and Chief Executive Bear, Maxine Clark. "Her extensive retail and product development experience as well as her long tenure with the premier retail entertainment company in the world are the perfect complement to our Board of Directors."
    Ryan, 60, was a senior executive for 12 years with Walt Disney Theme Parks and Resorts. In that position, Ms. Ryan managed Disney's retail businesses including merchandise, food and beverage, and photo imaging at Walt Disney World(R) resort. Prior to that position, she was senior vice president of merchandise for the Walt Disney World(R) resort. Her areas of responsibility included Disneyland(R) Resort, as well as Disney's international theme parks and resorts.
    Prior to joining Disney, Ryan spent over 30 years at various specialty retailers with responsibility for store operations and merchandising. From 1989 to 1992, Ryan was executive vice president of merchandising at Ann Taylor Stores Corporation. Ryan also held positions at Lord & Taylor (a division of Federated Departments Stores, Inc.) for nine years, and Dayton Hudson Corporation (Target Corporation) for 13 years.
    Ryan earned her Bachelor's degree from Michigan State University. Ryan is a member of the Fashion Group International(R), Inc., and the Inforum/Women's Economic Club of Michigan. Ryan and her husband Tom reside in Bloomfield, Michigan and Naples, Florida.

    Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own-stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 200 stores in the United States and Canada. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R), in which Guests can make their own dolls. Build-A-Bear Workshop (NYSE:
BBW) posted total revenue of $362 million in fiscal 2005. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.


    CONTACT: Build-A-Bear Workshop, Inc.
             Investors:
             Molly Salky, 314-423-8000 x5353
             or
             Media:
             Jill Saunders, 314-423-8000 x5293